EXHIBIT 2 (A)

THIS AGREEMENT OF PURCHASE AND SALE made on the 22 day of December, 1999


BETWEEN: NAHID SALIM, an executive domiciled and residing at 4105 Jean-Brillant, Montreal, Quebec, H3T 1P2;

                                (hereinafter referred to as the "VENDOR")

AND: DAVID MESRI, an executive domiciled and residing at 4105 Jean-Brillant, Montreal, Quebec, H3T 1P2;

                                (hereinafter referred to as "DAVID")

AND: INSILCO CORPORATION, a corporation incorporated under the laws of Delaware, having its head office at Columbus, Ohio, herein acting and represented by Michael R. Elia, its duly authorized representative;

                (hereinafter referred to as the "PURCHASER")

         THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.       DEFINED TERMS
         -------------
         Where used herein, except where the context otherwise requires, the following terms shall have the following meanings respectively:

         "BREAK-UP FEE" has the meaning attributed to such term in Section 9.4.

         "BUSINESS" means the business currently conducted by the Company as described in Section 4.4.1.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which the principal banks located in Montreal (Quebec) are not open for business during normal banking hours.

         "C$" mean the lawful money of Canada.

         "CLOSING" means the consummation and completion of the sale and purchase of the Purchased Shares as provided for herein.

         "CLOSING DATE" means 5:00PM February 17, 2000, or such other date mutually agreed to by the parties, at the offices of Ogilvy Renault 1981 McGill College Avenue, Suite 1100, Montreal, Quebec, Canada H3A 3C1.

         "CLOSING STATEMENTS" has the meaning ascribed thereto in Section 3.3.

         "COMPANY" means 9011-7243 Quebec Inc. also doing business as T.A.T. Technology and T.A.T. Technologie.

         "COMPUTER EQUIPMENT" means the computer equipment and embedded systems currently owned or used by the Company, including, without limitation, all ancillary and communication equipment connected to it.

         "COMPUTER SOFTWARE" means all computer software owned or used by the Company including, without limitation, all operating systems software comprised in the Computer Equipment and all applications software and all other software owned or used by the Company or which the Company is entitled to have or to use by virtue of its interest in the Computer Equipment or in software owned or used by it.

         "CONFIDENTIAL INFORMATION" means all information, belonging or relating to the Company which is not generally known to the public, including without limitation business or trade secrets, price lists, methods, formulas, know-how, customer lists, manufacturing processes, products costs, marketing plans, research and development and financial information.

         "DISCLOSURE SCHEDULE" means the schedule so entitled which is appended to this Agreement as Schedule A and which forms an integral part of this Agreement.

         "EBITDA" means, for any applicable period, the sum of

         1. Earnings before Income Taxes ("EBIT") as determined in accordance with United States Generally Accepted Accounting Principals
               (GAAP), plus

         2. The amount deducted in determining EBIT representing interest expense, minus

         3. The amount deducted in determining EBIT representing interest income, plus

         4. The amount deducted in determining EBIT representing depreciation and amortization, plus

         5. The amount deducted in determining EBIT representing bonuses for Vendor or David for the twelve month period ending October 31, 1999 or pursuant to the Employment Agreement, plus

         6. The amount deducted in determining EBIT representing reasonable non-arm's length or related party charges from the Purchaser or its affiliates, including, without limitation, administrative fees, arrangements fees, consulting fees or other reasonable charges, except to the extent such charges benefit the Company including, without limitation, that portion of corporate wide insurance, annual audit fees, and other similar fees and expenses that relate to the Company and are provided by the Purchaser.

         "EMPLOYMENT AGREEMENT" has the meaning attributed to such term in
         Section 7.

         "FINAL DETERMINATION" means any judgment rendered by a court of competent jurisdiction provided that all available rights of appeal have failed or the delays to submit such judgment to appeal have expired and any settlement entered into with respect to a claim by the parties thereto.

         "FINANCIAL STATEMENTS" means the financial statements of the Company prepared in accordance with U.S. GAAP by Wasserman, Stotland, Bratt, Grossbaum, Chartered Accountants, for the financial years ended October 31, 1998 and 1999, respectively, as reviewed and confirmed by the auditors of the Purchaser.

         "LAWS" means any federal, provincial or municipal law, by-law, regulation, rule, policy, directive, protocol, order, decree or code which applies to the Purchased Shares, the Business or the Company.

         "LIEN" means any prior claim, hypothec, mortgage, pledge, lien, charge, encumbrance, security interest, security granted under the BANK ACT (Canada), ownership or title retention agreements, conditional sale agreements, leasing, sale and lease back or any other agreement that in substance secures payment or performance of an obligation or any option, claim or right of another.

         "LOSS" means any loss, liability, damage, cost or expense, including, without limitation, reasonable legal fees on a solicitor-and-client basis, disbursements, court and litigation costs, interest and penalties.

         "MATERIAL ADVERSE CHANGE" means any change, condition or event which, when considered individually or together with other changes, conditions, events or occurrences, has or could reasonably be expected to have a material adverse effect on the Business, operations, results of operations, assets, liabilities or financial condition of the Company.

         "PERSON" means an individual, partnership, joint venture, association, corporation, legal person, trust, or a government or any department or agency thereof or any other entity howsoever designated or constituted.

         "PROPRIETARY INTANGIBLES" means all rights held by virtue of any copyright, design, trade mark, trade name, trade secret, patent, logos, computer software or other intellectual property or any application therefor.

         "PURCHASE PRICE" has the meaning ascribed hereto in Section 3.

         "PURCHASED SHARES"has the meaning attributed to such term in Section 2.

         "SUBSIDIARY" of any Person means any corporation more than 50% of whose shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is owned or controlled directly or indirectly by such Person or by any other Subsidiary of such Person.

         "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including, without limitation, all income, sales, retail, use, goods and services, value added, corporation, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, reassessments or similar charges in the nature of a tax including, without limitation, Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, costs of any nature, fines and penalties imposed, levied or assessed by any governmental authority (including federal, state, provincial, municipal, local and foreign governmental authorities), and whether disputed or not.

         "THIRD PARTY CLAIM" means any demand or statement or any notice thereof which has been made on or communicated to the Vendor, the Purchaser, the Company by or on behalf of any Person other than the foregoing and which, if maintained or enforced, will or might result in a Loss of the nature described in either Sections 6.2 or 6.3.

         "THIS AGREEMENT", "THESE PRESENTS", "HEREIN", "HEREBY", "HEREUNDER" and similar expressions refer to this Agreement of Purchase and Sale and the accompanying schedules and exhibits.

         "US$ means the lawful money of the United States of America.

2.       PURCHASED SHARES
         ----------------
         The Vendor covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to acquire from the Vendor on the Closing Date, all of the issued and outstanding shares in the capital of the Company (the "PURCHASED SHARES"), owned beneficially and of record by the Vendor, for the Purchase Price and upon and subject to the terms and conditions herein provided. It is agreed that, at the time of Closing, the Company will not have any liability for borrowed money (either to financial institutions, shareholders or any third parties), mortgage loans or capital leases.

3.       PURCHASE PRICE
         --------------
         3.1 The purchase price payable by the Purchaser to the Vendor or to her order for the Purchased Shares is C$132,941,015, which equals five (5) timesC$26,588,203, the EBITDA for the 12 month period ended October 31, 1999, (the "PURCHASE PRICE").

         3.2 The Purchase Price shall be payable in US dollars by certified cheque, banker's draft or by bank wire transfer on the Closing Date.

         3.3 The Purchaser and the Vendor shall cause a balance sheet and income statement of the Business as of close of business of the day immediately preceding the Closing Date to be prepared in a manner consistent with U.S. GAAP and the Financial Statements ("CLOSING STATEMENTS"). For purposes of the Closing Statements, the closing inventory as of October 31, 1999 will constitute the opening inventory. The closing inventory for the Closing Statements will be based on the Company's computer print-out of inventory for the last day of the period covered by the Closing statements. There will not be a physical inventory. The finished goods, work-in-process and raw materials will be valued using the same methods used to determine the October 31, 1999 inventory as disclosed in the Financial Statements. The Closing Statements will be subject to the reasonable approval of Vendor's auditors. Any disputes between the parties will be resolved in accordance with Section 3.7. The cost of the preparation of the Closing Statements shall be assumed by the Company.

         3.4 The Purchase Price shall be adjusted upward or downward by an amount by which the retained earnings exceeds or is less than C$13,000,000 net of all accrued tax liabilities as determined in the Closing Statements. The payment of such adjustment shall be made by the Purchaser (in the event of an upward adjustment) or the Vendor (in the event of a downward adjustment) in the manner provided in Section 3.2 within 60 days of the Closing Date.

         3.5 The conversion rate for the conversion of the Purchase Price in US$ will be the rate prevailing as of the close of business on the Business Day immediately preceding the Closing Date as established by the Bank of Canada.

         3.6 The costs for the preparation of the 1998 Financial Statements and the review by the auditors of the Purchaser of the 1998 and 1999 Financial Statements will be borne by the Purchaser.

         3.7 Any dispute between the parties as regards the finalization of the Closing Statements will be submitted before Norman Daitchman, Partner of the firm of Ernst & Young in Montreal (Norman Daitchman or any replacement is herein referred to as "ARBITRATOR"). In the absence of Norman Daitchman, the parties will mutually agree upon a replacement within five (5) business days of being notified by either party. Should they fail to agree upon a replacement within such delay, the president of the Quebec Institution of Charter Accountants may be requested by either party to designate a replacement. The decision of the Arbitrator shall be final and binding upon the parties hereto. The Arbitrator will also have the power to determine how the costs of the arbitration are to be borne.

4.       REPRESENTATIONS AND WARRANTIES OF EACH OF THE VENDOR AND DAVID
         --------------------------------------------------------------
         Each of the Vendor and David represents and warrants to the Purchaser as follows:

         4.1   Enforceability of the Agreement

               4.1.1 The Vendor is the sole and absolute owner (beneficially or of record) of the Purchased Shares with a good and marketable title thereto free and clear of all Liens and with full power and authority to sell, assign and transfer such Purchased Shares as herein provided.

               4.1.2 Each of the Vendor and David has the power, capacity and authority to execute and become a party to this Agreement and to consummate the transactions herein provided, without any restriction whatsoever, whether pursuant to his matrimonial regime or otherwise. This Agreement constitutes a valid and binding obligation of each of the Vendor and David, enforceable against the Vendor and David in accordance with its terms.

               4.1.3 Except as provided for or reflected in the DISCLOSURE SCHEDULE, neither the entering into of this Agreement nor the consummation of any of the transactions contemplated hereby will:

                       4.1.3.1    result in the violation of or conflict with
                                  (i) any of the terms or provisions of the respective constating documents or by-laws of any of the Company; (ii) any agreement, written or oral, to which any of the Vendor or the Company is a party or subject, including, any grant, subvention or other benefit in favour of either of the Vendor or the Company;
                                  (iii) any license, permit, authorization, qualification or registration held by or in respect of the Company; or (iv) any law, regulation or administrative or judicial order of any jurisdiction to which the Company is subject;

                       4.1.3.2    subject the Company to any penalty or
                                  liability; or

                       4.1.3.3 require any consent or approval from any Person.

               4.1.4 Except as provided for or reflected in the DISCLOSURE SCHEDULE, the Vendor and David are not aware of any legal or administrative proceedings pending or threatened or of any circumstances which may reasonably be expected to give rise to such proceedings which in any way might interfere with the sale or delivery of the Purchased Shares or the consummation of any of the transactions herein contemplated.

               4.1.5 Relying upon the representation and warranty of the Purchaser set out in Section 5.6 and except as provided in the DISCLOSURE SCHEDULE, there is not any notice to, filing with, or authorization, consent, permit or approval from, any Person, including, without limitation, any government, governmental agency or other contracting party of the Company, required in connection with the transactions contemplated by this Agreement.

               4.1.6 The transfer of the Purchased Shares contemplated herein will, as at the Closing Date, have been duly authorized by all corporate actions of the Company.

         4.2   Corporate Status

               4.2.1   The Company:

                       4.2.1.1 has been duly incorporated and organized and is validly subsisting and in good standing under the laws of the jurisdiction in which it was incorporated;

                       4.2.1.2 has the power to own, lease, occupy or otherwise hold the properties and rights now owned, leased, occupied or otherwise held by it and to conduct the business now being conducted by it.

         4.3   Capital Stock and Records

               4.3.1 No Person has any agreement or option or any right or privilege (whether by law or by contract) capable of becoming an agreement or option

                       4.3.1.1 to acquire any of the Purchased Shares or any of the issued shares of the Company;

                       4.3.1.2 to subscribe for or otherwise acquire any of the unissued shares of the capital stock of the Company.

               4.3.2 There is no shareholders' agreement in force with respect to the Purchased Shares.

               4.3.3 The Company does not exist as a result or incident of any amalgamation or merger between the Company and any other Person or Persons or between other Persons pursuant to which the properties or rights of the Company became or remained subject to the rights of the creditors of such previously existing Person or Persons.

               4.3.4 The Purchased Shares constitute all of the issued and outstanding securities of the Company. There exists no Lien affecting the Purchased Shares.

         4.4   Business and Goodwill

               4.4.1 The Business of the Company consists principally of wire, cable and electromechanical assembly. The Company has conducted the Business substantially as so described continuously since its incorporation and during said period the Company has not conducted any other business.

               4.4.2 The Company presently conducts and has, since its date of incorporation, conducted its business in the Province of Quebec and the Company has not conducted business from any other jurisdiction.

               4.4.3 The Company is, in all material respects, conducting its business in compliance with all applicable laws, rules and regulations of the jurisdiction in which such business is being carried on. The Company is not in breach of any laws, rules or regulations, except for breaches which in the aggregate are immaterial. The Company is duly licensed, registered or qualified in the jurisdiction in which it owns or leases property or conducts its business to enable such businesses to be conducted as now conducted, and its properties and assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid, subsisting and in good standing, and none of the same contains any burdensome term, provision, condition or limitation which has or reasonably may be expected to have an adverse effect on the operation of such business. The DISCLOSURE SCHEDULE contains a list of all licences, registrations or qualifications held by the Company.

               4.4.4 The Company is not conducting nor has ever conducted its business under any name other than its existing corporate name and the names "T.A.T. Technology" and "T.A.T. Technologie".

         4.5   Assets and Liabilities

               4.5.1 The balance sheets included in the Financial Statements fairly present the financial position of the Company as at the respective dates specified therein and the related statements of earnings, retained earnings and changes in financial position for each of the period then ended, fairly present the results of the individual operations and the changes in financial position for the periods then ended of the Company and have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods specified therein. Since October 31, 1999, there has been no Material Adverse Change in the condition (financial or otherwise), liabilities, licences, permits, businesses (including relationships with suppliers, customers, governmental authorities or others), operations or prospects of the Company.

               4.5.2 Except as disclosed or reflected in the Disclosure Schedule and except to the extent reflected or reserved against in the balance sheets of the

                       Company included in the Financial Statements and except for liabilities incurred in the ordinary course of business since October 31, 1999, the Company does not have any liabilities or obligations (except for liabilities and obligations which in the aggregate are immaterial) whether accrued, absolute, contingent or otherwise (including without limitation product liability as manufacturer, supplier or otherwise, warranty liabilities, environmental liabilities, liabilities as guarantor or otherwise with respect to obligations of others or lease liabilities or liabilities for Taxes) and whether due or to become due.

               4.5.3 Except as disclosed or reflected in the DISCLOSURE SCHEDULE, the Company has good and marketable title to all its properties and assets, including, without limitation, all those referred to in the most recent balance sheet included in the Financial Statements (other than any thereof which have been disposed of in the ordinary course of business).

               4.5.4 All properties, equipment and machinery and all other tangible movable property either owned or leased by the Company are in good operating condition and repair, except for normal wear and tear and normal usage and are in each case adequate for the conduct of the Business in the ordinary course.

               4.5.5 The Company has valid leasehold interests in all the properties, equipment and machinery shown in the DISCLOSURE SCHEDULE or reflected in the Financial Statements as being leased by it, free and clear of any Liens. All such leases (complete and correct copies of which have been provided to the Purchaser) are valid, subsisting and in effect in accordance with their respective terms and are in good standing and no event or condition exists which constitutes or after notice or lapse of time or both would constitute a default thereunder.

               4.5.6 The Company does not own or possess any property right or other asset which is not so owned or possessed solely for the purpose of conducting the Business as such Business is now being conducted, except for certain consignment inventory belonging to suppliers of the Company. The Company owns or otherwise has the right to use all of the assets required to carry on the Business.

               4.5.7 To the best knowledge and belief of the Vendor and David, there is not :

                       4.5.7.1 any suit, action or other proceeding or governmental investigation pending or threatened against the Company in or before or by any court, board, commission administrative agency or administrative or other tribunal and neither the Vendor nor David has knowledge of nor has any reason to believe that there exists any basis for a suit, action or other proceedings or governmental investigation against the Company;

                       4.5.7.2 any order, decree, injunction or judgment of any court, administrative agency or board or administrative or other tribunal against or affecting the Company;

                       4.5.7.3 any legal impediment to the continued operation in the ordinary course of the properties of the Company and of the Business; or

                       4.5.7.4 any violation by the Company of any law, by-law, regulation, rule, policy, directive or protocol of any competent authority.

               4.5.8 Except as disclosed or reflected in the DISCLOSURE SCHEDULE, the Company does not hold any loan or advance due by, or any stock, obligation or securities of, or any other interest in, any Person. The Company does not have the right to receive any sum from the Vendor or David, whether as shareholder, director, officer or otherwise.

               4.5.9 The Company has no Subsidiary nor any other investment in any other Person.

         4.6   Inventories and Accounts Receivable

               4.6.1 The inventories of supplies, raw materials, work in process and finished goods owned or used by the Company as of the date hereof and as reflected in the balance sheet of the Company included in the Financial Statements were owned or held by the Company at the date specified in the Financial Statements, and all such inventories so held on such dates and on the date hereof were and are normal and adequate for the Business, are of good and marketable quality and condition.

               4.6.2 The accounts receivable of the Company reflected in the balance sheets of the Company included in the Financial Statements are bona fide, have been properly recorded and represent amounts due for goods or services duly sold or rendered in the ordinary course of business, and no claim has been made or threatened with respect to the quality or warranty of such goods and services which has not been disposed of, and the said accounts receivable are good and collectible, free from any claim or right of set off or counterclaim, except to the extent of any reserves for bad debts reflected in said balance sheet, and all accounts receivable which have accrued to the Company up to the date hereof subsequent to the date of the Financial Statements comply with the foregoing in all respects except to the extent of reserves for bad debts maintained at the same respective rates as reflected in the said balance sheet.

         4.7   Conduct of Business

               The Company has been conducting its Business since October 31, 1999, in the ordinary course, and since such date the Company has not entered into any transaction other than in the ordinary course of its Business and, in particular, without limiting the generality of the foregoing, the Company has not, since October 31, 1999,

               4.7.1 purchased or redeemed directly or indirectly any securities issued by it;

               4.7.2 issued or sold or agreed to issue or sell any shares of its capital stock or any option, warrant, conversion or other right to acquire any such share or any securities convertible into or exchangeable for such shares, or amended its charter or by-laws;

               4.7.3 declared or paid any dividend or declared or made any other distribution on any of the shares of any class of its capital stock or on any of its securities;

               4.7.4 suffered or incurred any damage, destruction, loss or liability (whether or not covered by any insurance), any strike or other labour trouble, or any loss of employees or customers;

               4.7.5 except as regards the authorization or payment of bonuses to the Vendor and/or David of the net profit of the Company for the period comprised between November 1, 1999 and the Closing Date, made or authorized any payment to an officer, director, former director, shareholder or employee of the Company, otherwise than at the regular rates payable to them, by way of salary, pension, bonus, rent or other remuneration;

               4.7.6 authorized or made any capital expenditure other than expenditures which in the aggregate do not exceed C$1,000,000;

               4.7.7 incurred any indebtedness or extended any credit, except in the ordinary course of business;

               4.7.8   agreed to take any of the actions described in Sections
                       4.7.1 through 4.7.7.

         4.8   Contracts

               4.8.1 Except as reflected or disclosed in the DISCLOSURE SCHEDULE, the Company is not a party to any contract or agreement, either written or oral, express or implied, either (i) involving a commitment, whether contingent or otherwise, by the Company or by any other Person, in excess of C$100,000 (the aggregate value of all contracts not requiring disclosure hereunder not exceeding C$500,000), other than any purchase order received or issued in the ordinary course of business by or in favour of the Company or (ii) being otherwise material to the assets or liabilities of the Company other than any purchase order received or issued in the ordinary course of business by or in favour of the Company (referred to for the purposes of Sections 4.8.1, 4.8.2 and 4.8.3 as the "CONTRACTS"), except for any contract or agreement which is terminable at the option of the Company without penalty upon not more than 60 days notice.

               4.8.2 The Contracts are valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, are in full force and effect and have not been the subject of a notice of termination, cancellation or non-renewal.

               4.8.3 Neither the Company nor, to the best of the Vendor's knowledge, any other party to any of the Contracts is in default or in breach of any such contracts, nor does there exist any state of facts which, after notice or lapse of time or both, would constitute such a breach or default.

               4.8.4 Except as regards such consignment inventory from suppliers of the Company referred to in Section 4.5.6, the Company does not, pursuant to any contract, agreement, franchise, licence or permit hold, possess, use or have access to, or have the right to hold, possess, use or have access to, any property or right of any nature belonging to any other Person which is necessary, desirable or useful in the conduct of the Business.

               4.8.5 Except as disclosed or reflected in the DISCLOSURE SCHEDULE, the Company is not bound by any contract or agreement which constrains or limits the Company in the conduct of its business and affairs, or purports to do so, including, without limitation, any agreement concerning confidentiality, non-competition or exclusivity.

               4.8.6 The DISCLOSURE SCHEDULE sets out all grants, subventions and other benefits which the Company is entitled to receive from, or under the terms of which a future payment may be made to the Company by, any government or municipality or any department, board or other instrumentality thereof, other than any such grants, subventions or other benefits which accrue or become available by operation of the law generally to Persons conducting businesses similar to the Business, and the Company is not in default with the terms and conditions upon which it is or may become entitled to receive any such grant, subvention or other benefit.

               4.8.7 Except as set out in the DISCLOSURE SCHEDULE, the Company is not a party to or bound by (i) any collective bargaining agreement or any other agreement with any union of employees, (ii) any agreement, written or oral, for the benefit of or with its employees, directors, officers or shareholders, including any written employment contract, (iii) any pension, bonus, profit sharing, compensation, retirement, deferred compensation, illness or other plan, agreement, trust, fund, or arrangement for the benefit of or with its employees, directors, officers or shareholders, or (iv) any agency, consultation or representation contract, whether written or oral.

               4.8.8 All outstanding contracts and other agreements binding upon the Company has been entered into on an arm's length basis.

               4.8.9 The DISCLOSURE SCHEDULE sets out a true and accurate list of all of the customers of the Company as of the date hereof and, at Closing as of the Closing Date as identified by their account numbers.

               4.8.10 The Vendor and David hereby confirm that the commercial relations between the Company and Nortel Networks are very good and they have no reason to believe that such relations could materially adversely deteriorate in the foreseeable future. The Purchaser acknowledges that Nortel has and may sell facilities to non-related third parties which could impact the Company's future relationships.

         4.9   Insurance

               4.9.1 The Company, its properties and the Business are insured with financially sound and reputable insurers against claims and Losses from all such liabilities, hazards and risks, to such extent and in such amounts and with such deductible amounts therefrom as is customary for Persons operating like businesses and owning like properties, all as provided for in and by the policies and contracts of insurance described in the DISCLOSURE SCHEDULE (which describes types of coverage, amount and policy numbers). Complete and correct copies of all such policies and contracts have been made available to the Purchaser.

               4.9.2 All such policies and contracts of insurance are in full force and effect, and the Company is in good standing with respect to each such policy or contract to which it is a party.

               4.9.3 The Company has not received a notice of a claim against the Company or its properties which would not be entirely covered (subject, as the case may be, to a deductible) by the insurances it holds and the Vendor is not aware of any fact or circumstance which could give rise to such a claim.

         4.10  Taxes

               4.10.1 Except as regards potential assessments from Revenue Quebec and Revenue Canada relating to the years 1996 and 1997 regarding certain expenses which in the aggregate should not exceed, to the best knowledge of the Vendor and David, the sum of approximately C$10,000, the Company has duly filed, on a timely basis, all tax returns required to be filed by it and has paid or accrued in the Financial Statements all Taxes which are due and payable as at the date hereof in respect of transactions or other occurrences prior to the date hereof (whether or not shown on any tax return) and each of David and the Vendor will be able to confirm same as at the Closing Date. Adequate provision has been made in the books and records of the Company for all Taxes payable for the current taxation year for which tax returns are not yet required to be filed and for all Taxes relating to taxation years ending on or before the Closing Date. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any Taxes by the Company. There are no actions, suits, proceedings, investigations or claims, threatened or pending against the Company in respect of Taxes nor are there any matters under discussion with any governmental, municipal or local authority relating to Taxes by any such authority. The Company has duly collected and remitted all Taxes it was required to collect and remit, respectively. To the best of the Vendor's and David's knowledge and belief, the Company has not received a refund or credit for taxes to which it was not entitled.

               4.10.2 The Company has withheld from each payment made to any of their officers, directors, employees, shareholders or creditors or any non-residents within the meaning of that term as used in the INCOME TAX ACT (Canada), all Taxes and other amounts which it is required by the laws to which it is subject to withhold or deduct and has duly remitted all Taxes and amounts so withheld or deducted to the proper recipients thereof within the delays and in the manner required by such laws.

         4.11  Patents, Trade Marks and Copyright

               4.11.1 No Proprietary Intangibles are owned by the Company or are used or required to be used in the Business.

               4.11.2 No Person has made or threatened to make a claim to the right to use any of the names "T.A.T. Technologie" and "T.A.T. Technology".

         4.12  Environmental Matters

               4.12.1 To the best of the Vendor's and David's knowledge and belief and except as disclosed and reflected in the DISCLOSURE SCHEDULE, the emission, deposit, issuance, discharge, transportation or disposal of any contaminant, waste material (including waste water and waste oil) or other substance in the environment, by or allowed by the Company, or occurring on or from any of the Facilities (as defined hereinbelow), at any time up to the Closing Date, has been or will have been effected in compliance with all applicable statutes, laws, by-laws, regulations, rules, policies, guidelines, directives and protocols of any competent authority (collectively "LAWS"), and all required filings and approvals in respect thereof, as the case may be, have been made with or obtained from the appropriate authorities, and the operations and activities of the Company and the use of the properties presently or previously used or leased by the Company (collectively the "FACILITIES") and the use of the structures thereon have been effected and continues to be in compliance with all applicable Laws, and there are no pending or threatened suits, actions or claims, nor notices, orders or demands in relation to any breach by the Company of any applicable Laws and approvals. More particularly, but without limiting the generality of the foregoing and except as disclosed in the Disclosure Schedule, the Facilities and the assets of the Company do not contain polychlorinated biphenyls (PCBs), asbestos, radioactive substances or urea formaldehyde foam insulation and there are no underground or surface tanks on any of the Facilities and none of the Facilities is contaminated so as to require remediation action under applicable Laws.

               4.12.2  Without limiting the generality of the terms set forth in
                       Section 6.2 hereof, each of David and the Vendor shall be liable to the Purchaser and the Company and shall indemnify and hold harmless the Purchaser and the Company against any and all Losses arising out of any suit, action, claim, order or demand against the Purchaser or the Company with respect to environmental matters affecting any properties now or previously owned or occupied, beneficially or otherwise, by the Company except to the extent that such matters have been disclosed or reflected in the Disclosure Schedule.

         4.13  Labour Relations

               Without restricting the provisions of Sections 4.7.5, 4.8.7 and 4.10.2:

               4.13.1 no union has been certified in respect of the employees of the Company, nor is any proceeding in process for obtaining a union certification; to the best of the David's and Vendor's knowledge, there is no current campaign or attempt by any trade union or other organization to organize the employees of the Company;

               4.13.2 the Company has paid all sums due to its employees and has observed in all respects the provisions of (i) all agreements binding upon it, written or oral, for the benefit of or with its employees, directors, officers or shareholders or (ii) any pension, bonus, profit sharing, compensation, retirement, deferred compensation, illness or other plan, agreement, trust, fund or arrangement for the benefit of or with its employees, directors, officers or shareholders and (iii) all applicable laws and regulations respecting employment, labour relations, work place health and safety and benefit plans, including, but not limited to, labour standards and employment equity, legislation and regulations and legislation and regulations prohibiting discrimination, pertaining to human rights, collective bargaining and workers' compensation; and there is no complaint, civil action or other proceeding in process or threatened alleging a violation of any such agreement, plan, trust, fund, arrangement, laws or regulations and to the best of David's and the Vendor's knowledge, there are no facts which may give rise to a claim for which the Company might be held liable under the provisions of any of the said laws and regulations;

               4.13.3 except as disclosed and reflected in the DISCLOSURE SCHEDULE, the Company has not received any remedial order, notice of offence or notice of investigation under
                       (i) the ACT Respecting OCCUPATIONAL HEALTH AND SAFETY (Quebec) R.S.Q., c. S-2.1, (ii) the WORKMEN'S COMPENSATION ACT (Quebec) R.S.Q., c. A-3 or (iii) the ACT RESPECTING INDUSTRIAL ACCIDENTS AND OCCUPATIONAL DISEASES (Quebec) R.S.Q., c. A-3.001 or under equivalent statutes or regulations in other jurisdictions, except in respect of matters which have been settled or remedied since the issuance of such order, notice or notice of investigation, and the Company has performed all its financial or monetary obligations under such statutes or regulations and, to the best of David and the Vendor's knowledge, there are no facts which may give rise to a claim for which the Company might be held liable under the provisions of the said statutes or regulations; to the extent such claims have arisen in the past, the Company has made all necessary remedies, financial or otherwise;

               4.13.4 there is no unfunded liability under any employee retirement plan or other plan of the Company which may exist;

               4.13.5 there is no strike, lockout or labour troubles in respect of the employees of the Company nor do David and the Vendor have knowledge of any fact which may give rise thereto; and

               4.13.6 the DISCLOSURE SCHEDULE sets out truly and correctly the names of all employees of the Company and reflects accurately the salary, seniority, vacation entitlement and benefits (including, any bonus, RRSP contribution, general expense or travel expense account) of each of such employees.

         4.14  Bank Accounts, Financing and Security, Etc.

               The DISCLOSURE SCHEDULE sets out:

               4.14.1 the name of each bank, trust company or other Person with which the Company has an account or safekeeping arrangement or safety deposit box, the account numbers and the names of each Person authorized to operate or have access to such account, arrangement or box on behalf of the Company;

               4.14.2 a list of all outstanding guarantees, indemnifications, financing agreements or security documents to which either of the Company is a party or which is binding upon any of the Company; and

               4.14.3 the name of each Person holding a general or special power of attorney from the Company with a summary of the terms thereof.

         4.15  Conflicting Interests

               Neither the Vendor nor any officer or director of the Company nor any member of their respective families owns, or during the last three (3) years has owned, directly or indirectly, or has, or during the last three (3) years has had, a substantial ownership interest in any business, corporate or otherwise, which is directly or indirectly competitive with the Business.

         4.16  No Finder's or Broker's Fee

               No Person has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of David, the Vendor or the Company towards such Person, any right, interest or valid claim against or upon the Purchaser, the Company or any of its properties for any commission, fee or other compensation as broker or finder or for services in any similar capacity.

         4.17  Vendor's Residence

               The Vendor is not a non-resident within the meaning of that term as used in the INCOME TAX ACT (Canada).

         4.18  Millennium Compliance

               To the best of David's and the Vendor's knowledge and belief and based on certification received from the Company's suppliers, the Computer Systems are Millennium Compliant. For the purposes of this Agreement, "Millennium Compliant" means that the Computer Equipment and Computer Software (collectively, the "Computer Systems") are capable of the following functions before, during and after 1 January 2000:

               4.18.1 handling date information involving all and any dates before, during and after 1 January 2000, including, accepting date input (either from an internal or external source), providing date output and performing date calculations in whole or part and any date format (i.e. julian, gregorian, international or any other format);

               4.18.2 operating accurately without interruption on and in respect of any and all dates before, during and after 1 January 2000 and without any change in performance;

               4.18.3 responding to and processing any digit year input (either from an internal or external source) without creating any ambiguity as to the century; and

               4.18.4 receiving, storing, providing and communicating date output information without creating any ambiguity as to the century.

               Without limiting the rights otherwise conferred upon the Purchaser, in the unlikely event there are any "Millennium Compliant" issues with the Company's computers or software before the Closing Date, they will be repaired or replaced at Vendor's cost.

         4.19  Full Disclosure

               4.19.1 Each of David and the Vendor has made or caused to be made due enquiry with respect to each of the representations, warranties and statements contained in this Agreement and in each of the schedules, certificates, documents and, except as disclosed in the DISCLOSURE SCHEDULE, other writings referred to herein or furnished to the Purchaser hereunder, and none of the same contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

               4.19.2 Except as disclosed in the DISCLOSURE SCHEDULE or as generally known to the public, there is no fact or circumstance known to David and the Vendor

                       4.19.2.1 which materially adversely or in the future may (so far as he can now reasonably foresee) materially adversely affect the condition (financial or otherwise), property, assets, liabilities, Business, operations, or prospects of the Company or the ability of David and the Vendor to perform his obligations hereunder, or

                       4.19.2.2 relating to the Company or the Business which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from consummating the transactions hereby contemplated.

         4.20  Indebtedness and Guarantees

               There is no outstanding indebtedness, liability and obligations (whether accrued, absolute, contingent or otherwise) as at the date hereof between the Company and David or the Vendor other than as otherwise provided hereunder and other than bonus accruals to David and/or the Vendor or other than as provided for hereunder.

5.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
         -----------------------------------------------
         The Purchaser represents and warrants to David and the Vendor as follows:

         5.1   Enforceability of the Agreement

               The Purchaser has full power and authority to purchase and acquire the Purchased Shares as herein provided.

         5.2   No Violation

               Neither the entering into of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the violation of or conflict with any of the terms or provisions of the constating documents or by-laws of the Purchaser or any law, regulation or administrative or judicial order of any jurisdiction to which the Purchaser is subject.

         5.3   No Legal Proceedings

               The Purchaser is not aware of any legal proceedings pending or threatened against it or of any circumstances relating to it which may reasonably be expected to give rise to such proceedings which in any way might interfere with the purchase of or payment for the Purchased Shares or the consummation of any of the transactions herein contemplated.

         5.4   No Finder's or Broker's Fee

               No Person has, or as a result of any of the transactions contemplated hereby will have, by reason of any commitment of the Purchaser towards such Person, any right, interest, or valid claim against or upon the Vendor or any property of the Vendor for any commission, fee, or other compensation as broker or finder or for services in any similar capacity.

         5.5   Due Authorization

               The agreement has been validly authorized, executed and delivered by the Purchaser and constitutes valid and binding obligations of the Purchaser duly enforceable against it in accordance with its terms.

         5.6   Investment Canada and Competition

               The acquisition of the Purchased Shares by the Purchaser does not violate the provisions of the INVESTMENT CANADA ACT or the COMPETITION ACT nor are any approvals, consents, filings, registrations or notices required thereunder in order to consummate the transactions herein contemplated except as for such notification to be made within 30 days following the Closing Date pursuant to INVESTMENT CANADA ACT.

6.       SURVIVAL AND RELIANCE ON REPRESENTATIONS AND WARRANTIES AND
         -----------------------------------------------------------
         INDEMNIFICATION
         ---------------

         6.1   Survival Notwithstanding Investigation

               Notwithstanding any investigation conducted before or after the Closing Date and notwithstanding any actual or implied knowledge or notice of any fact or circumstance which any Person may have as a result of such investigation or otherwise, the parties hereto shall be entitled to rely upon the representations and warranties set forth herein and the obligations of the parties hereto with respect thereto shall survive the Closing Date and shall continue in full force and effect in accordance with the terms of this Section 6.

         6.2   Indemnification by Vendor and David

               The Vendor and David, acting jointly and severally and hereby waiving the benefit of division and discussion, shall be liable to the Purchaser and the Company and shall indemnify and hold harmless the Purchaser and the Company against any and all Losses provided such losses have been confirmed by Final Determination arising out of

               6.2.1 the breach of any agreement, covenant, representation or warranty of the Vendor or David contained in this Agreement;

               6.2.2 the non-fulfillment of any agreement, covenant or obligation of the Vendor or David contained in this Agreement, to the extent not waived in writing by the Purchaser.

               The obligations of the Vendor and David under this Section 6.2 shall only apply and shall continue thereafter to the extent that claims in respect of which they are required to indemnify, in the aggregate, exceed C$600,000.

         6.3   Indemnification by Purchaser

               The Purchaser shall be liable to the Vendor and shall indemnify and hold harmless the Vendor against any and all Losses provided such losses have been confirmed by Final Determination arising out of

               6.3.1 the breach of any agreement, covenant, representation or warranty of the Purchaser contained in this Agreement; and

               6.3.2 the non-fulfillment of any agreement, covenant or obligation of the Purchaser contained in this Agreement, to the extent not waived in writing by the Vendor or David.

         6.4   Expiry of Liability

               6.4.1 Except as set out in Sections 6.4.2 and 6.4.3, the representations and warranties of the Vendor, David and the Purchaser herein shall terminate upon the expiry of the period which is eighteen (18) months following the Closing Date, except (i) in the case of fraud, in which case they shall survive indefinitely or (ii) to the extent that, during such period, a claim in respect of any such representation or warranty is made, in which case such representation and warranty shall continue in full force and effect until the Final Determination of such claim.

               6.4.2 The representations and warranties herein of the Vendor and David relating to any liability of the Purchaser or of the Company for the payment of Taxes and environmental liabilities arising out of this Agreement or arising from the business and assets of the Company as conducted or held up to and including the Closing Date shall terminate upon the expiration of 60 days after the limitation or prescription periods under the relevant statutes after which an assessment, reassessment or a claim or a penalty cannot be issued to the Company, unless during such period, a claim in respect of any such representation or warranty is made, in which case such representation and warranty shall continue in full force and effect until the Final Determination of such claim, but the Purchaser covenants that, from and after the Closing Date, it will exercise all reasonable efforts to ensure that neither it nor the Company, without the prior consent of the Vendor (which consent shall not be unreasonably withheld), enters into any agreement, waiver or other arrangement which provides for an extension of time with respect to the filing of any tax return or the payment or assessment of any Taxes dealt with by any such representation or warranty.

                       Subject to Section 6.5, the Purchaser agrees not to amend tax returns with respect to any periods up to the date of Closing which would result in a liability to the Vendor and David under the provisions of Article 6.

               6.4.3 The representations and warranties contained in Section 4.1, 4.2 and 4.3, shall survive the Closing Date indefinitely.

         6.5   Claims involving Taxes

               In the event of an assessment of tax liabilities or a Third Party Claim from a competent authority in relation to Taxes, for which the Purchaser is entitled to indemnification from David and the Vendor, the Purchaser shall give notice to David and the Vendor who shall immediately pay all Taxes, if and when required to do so by law. David and the Vendor shall give notice to the Purchaser no later than ten (10) days after receipt of the Purchaser's notice mentioned hereinabove, of their desire to contest said assessment or Third Party Claim and their right to so contest shall be subject to the fulfilment of the following conditions, to the Purchaser's satisfaction, (i) David and the Vendor shall have paid the Taxes as required above in this
               Section 6.5; (ii) such contestation shall, be at the entire cost of David and the Vendor; (iii) David and the Vendor shall at the Purchaser's request furnish it with reasonable security against any costs or other liabilities to which any of the Purchaser or the Company may be or become exposed by reason of such contestation or any settlement thereof; (iv) David and the Vendor may not take any measures which, in the reasonable opinion of the Purchaser, could be prejudicial or unfavourable to the Purchaser or the Company; (v) David and the Vendor must diligently proceed with the defence and contestation of such assessment or Third Party Claim; and (vi) David and the Vendor shall keep the

               Purchaser fully advised with respect to their contestation including supplying copies of all relevant documentation promptly upon request from the Purchaser.

               The Purchaser shall cause the Company to cooperate with David and the Vendor for such purposes but shall be entitled to reimbursement for any out of pocket expenses incurred by Purchaser, in doing so. David and the Vendor shall not be entitled to enter into any settlement or any other final determination of any such assessment or Third Party Claim without the prior written consent of the Purchaser which shall not be unreasonably withheld or delayed. Provided the foregoing conditions are met, David and the Vendor shall be entitled to any refund made by the appropriate authority of the Taxes paid by the Vendor pursuant to this Section 6.5.

7.       COVENANTS OF DAVID AND THE VENDOR
         ---------------------------------
         Each of David and the Vendor covenants and agrees with the Purchaser as follows:

         7.1   Best Efforts to Maintain and Preserve

               David and the Vendor will exercise their reasonable commercial efforts with due diligence to ensure that from the date hereof until the Closing Date,

               7.1.1 the Business will be conducted, except as otherwise herein provided or approved in writing by the Purchaser, only in the ordinary course in substantially the same manner as heretofore and in such manner that each of the representations and warranties made by David and the Vendor herein as of the date hereof will, on the Closing Date, be true and correct;

               7.1.2 the business organization of the Company will be maintained intact, the services of its competent officers and employees will be retained, key employees will not be hired, pay or salary adjustments will not be made, bonuses will not be paid nor cash distributed to the Company's shareholders other than by way of salaries presently being paid and its relationship with and the goodwill of its customers, suppliers and others having business relations with it will be preserved, the whole so as to maintain the goodwill and Business of the Company;

               7.1.3 except as provided for in this agreement, no shares of the Company will be repurchased or redeemed, no dividends will be declared or paid on the shares of the Company and the Company will not make any distribution of its shares or any payment out of the ordinary course of business to an officer, director or shareholder and, generally, no transaction will be undertaken by the Vendor or the Company which would result in a reduction of the shareholder's equity of the Company; and

               7.1.4 the Company will not agree to acquire the business carried on by another Person or any part thereof, whether by way of an acquisition of assets, shares or any other form of interest in such business or Person, without the prior written consent of the Purchaser.

         7.2   Notice of Cessation in Ordinary Course

               David and the Vendor shall promptly notify the Purchaser of the happening or existence or apprehended happening or existence of any event or circumstance, on or prior to the Closing Date, by reason of which the Business has ceased or may cease to be conducted in the ordinary course or by reason of which the representations and warranties made by David and the Vendor herein may cease to be true and correct.

         7.3   Access and information for Purchaser

               David and the Vendor will cause the Company to give the representatives of the Purchaser, subject to their executing non-disclosure agreements, access during reasonable business hours, to books, records, accounts, statements and other data which are required solely for the facilitation of this transaction. David and the Vendor will inform the Purchaser of any material development in the business and financial condition of the Company between the date hereof and the Closing Date, including with respect to any facts or circumstances, whether existing or threatened, that in the reasonable judgment of David and the Vendor could impact on the business or financial condition of the Company.

         7.4   Maintain Insurance

               David and the Vendor will cause the Company to continue to maintain in full force and effect all policies of insurance now in effect or duly renew the same upon substantially the same terms and conditions up to the Closing Date.

         7.5   Corporate Proceedings for Transfer

               David and the Vendor will cause the Company to take all necessary steps and proceedings as may be considered appropriate by counsel for the Purchaser in order that the Purchased Shares may be duly and regularly transferred to the Purchaser as of the Closing Date.

         7.6   Resignation of Officers and Directors

               The Vendor will cause the directors of the Company to resign at the Closing Date.

         7.7   Further Assurances

               David and the Vendor shall, upon the request of the Purchaser, whether before, at or after the Closing, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, assignments, transfers, conveyances, agreements or other documents as in the opinion of counsel for the Purchaser may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

         7.8   Exclusivity

               David and the Vendor will not (and will not cause or permit the Company to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person (other than the Purchaser) relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any person to do or seek any of the foregoing. The Vendor will not vote the Purchased Shares in favour of any such acquisition. David and the Vendor will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         7.9   Compliance with conditions

               Each of David and the Vendor shall use his best efforts to ensure the fulfillment and performance of the conditions set forth in
               Section 8.

8.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE
         -------------------------------------------------------
         The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and performed on or prior to the Closing
         Date:

         8.1   Representations and Warranties remain correct

               Each of the representations and warranties of David and the Vendor contained in this Agreement or in any certificate or other document delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date and the Purchaser shall have received on the Closing Date a certificate dated the Closing Date, in form and substance satisfactory to counsel for the Purchaser, signed by the Vendor to the effect that his representations and warranties referred to above are true and correct on and as of the Closing Date with the same force and effect as though made on such date. For greater certainty, there shall have occurred no Material Adverse Change since October 31, 1998 as of the Closing Date.

         8.2   Compliance with Covenants

               The Vendor shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by him on or prior to the Closing Date.

         8.3   No Actions or Proceedings

               No action or proceeding at law or in equity shall be pending or threatened by any Person, including without limiting the generality of the foregoing, any governmental authority, regulatory body or agency to enjoin or prohibit:

               8.3.1 the purchase and sale of the Purchased Shares contemplated hereby or the right of the Purchaser to own the Purchased Shares; and

               8.3.2 the right of the Company to conduct its operations and carry on its business in the normal course.

         8.4   Consents, Approvals, Waivers, etc.

               There shall have been given to or obtained from, as the case may be, all appropriate Persons, including, without limitation, all federal, provincial, municipal, local or governmental or administrative bodies, all such notices, permits, approvals and consents, in form and terms satisfactory to counsel for the Purchaser, as may be required in order to permit the change of ownership of the Purchased Shares and the consummation of the transactions contemplated herein. without affecting or resulting in the cancellation or the termination of any material license, permit, franchise, contract or other right held by the Company, and without thereby imposing on the Purchaser or the Company any material additional expense, liability, constraint, penalty or other liability, which notices, permits, approvals and consents shall include, without limitation, those set out in the DISCLOSURE SCHEDULE.

         8.5   Corporate and Other Proceedings

               All corporate and other proceedings of the Company in connection with the transactions contemplated hereby, and all documents and instruments incidental hereto, shall have been duly authorized and executed, shall be in form and substance satisfactory to the Purchaser and counsel for the Purchaser, and the Purchaser and counsel for the Purchaser shall have received all such documents and instruments, or duly certified copies thereof, as may be reasonably requested.

         8.6   Employment Agreement

               The Purchaser and David shall have entered into an employment agreement (the "EMPLOYMENT AGREEMENT") with the Company on terms and conditions substantially as set forth in the Employment Agreement appended in Schedule B hereto.

         8.7   Opinion of Counsel

               The Purchaser shall have received from counsel for the Vendor and the Company, a favourable opinion addressed to the Purchaser and to counsel for the Purchaser, dated the Closing Date, on terms and conditions acceptable to the Purchaser, acting reasonably.

         8.8   Rescission on Failure to Fulfill

               In case any of the foregoing conditions shall not be fulfilled and performed at or before the Closing Date to the reasonable satisfaction of the Purchaser and counsel for the Purchaser, the Purchaser may rescind this Agreement by notice to the Vendor and in such event, the Purchaser shall be released from all obligations hereunder, the whole without prejudice to any right of the Purchaser to claim for damages arising out of such non-fulfillment or non-performance.

9.       CONDITIONS PRECEDENT TO VENDOR'S OBLIGATION TO CLOSE
         ----------------------------------------------------
         The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendor to be fulfilled and performed on or prior to the Closing Date:

         9.1   Representations and Warranties remain correct

               Each of the representations and warranties of the Purchaser contained in this Agreement or in any certificate or other document delivered to the Vendor pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date and the Vendor shall have received on the Closing Date a certificate dated the Closing Date, in form and substance satisfactory to counsel for the Vendor, signed by a duly authorized officer of the Purchaser to the effect that such representations and warranties referred to above are true and correct on and as of the Closing Date with the same force and effect as though made on such date.

         9.2   Employment Agreement

               The Purchaser and David shall have entered into the Employment Agreement.

         9.3   Rescission on Failure to Fulfill

               In case any of the foregoing conditions shall not be fulfilled and performed at or before the Closing Date to the reasonable satisfaction of the Vendor and counsel for the Vendor, the Vendor may rescind this Agreement by notice to the Purchaser and in such event, the Vendor shall be released from all obligations hereunder, the whole without prejudice to any right of the Vendor to claim for damages arising out of such non-fulfillment or non-performance.

         9.4   Break-up Fees

               In the event the transaction contemplated in this Purchase Agreement is not consummated for reason of a breach by the Purchaser of its obligations hereunder, the Purchaser shall pay the sum of US$7.0 (seven) million to the Vendor under reserve of and without prejudice to all other rights and recourses of the Vendor. Upon the execution of the agreement, the Purchaser has delivered to the Vendor an irrevocable stand-by letter of credit of the Huntington National Bank in the amount of US$7,000,000 as from Schedule C (hereinafter "LETTER OF CREDIT") which the Vendor may draw upon in accordance with the terms of the Letter of Credit. The Vendor shall surrender to the Purchaser the Letter of Credit upon receipt of the Purchase Price.

         9.5   Guarantees

               David shall be released from all guarantees given to the Bank of Montreal on behalf of the Company.

         9.6   Purchase Price

               The Vendor shall have received payment of the Purchase Price.

10.      CLOSING
         -------
         The sale and purchase of the Purchased Shares herein provided for shall be consummated and completed on the Closing Date at the Closing Place, as follows:

         10.1 At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser free and clear of all Liens

               10.1.1 duly executed and endorsed certificates representing the Purchased Shares, and

               10.1.2 all such other agreements, contracts, certificates, opinions, consents, approvals and other documents which are herein required to be delivered by the Vendor at or prior to the Closing Date and not theretofore received by the Purchaser or which the Purchaser, acting reasonably, may require the Vendor to deliver, the whole for the purposes of completing the transfer of the Purchased Shares or setting it up against third parties and completing the other transactions provided for herein.

         10.2 The Purchaser shall deliver or cause to be delivered to or to the order of the Vendor the sums payable pursuant to Section 3 in the manner permitted therein.

11.      COVENANTS AFTER CLOSING
         -----------------------

         11.1  Non-competition

               11.1.1 For a period of three (3) years after the date hereof, David and the Vendor will not, directly or indirectly, (through a relative, affiliate or otherwise) in any part of the world (i) engage in any activity competitive with the Business or the Company, (ii) design, develop, manufacture, assemble, process, distribute, market or sell any products that are the same as or similar to those products sold in the Business, (iii) solicit orders from or seek or propose to do business with any customer, former customer, supplier or former supplier of the Company in the same line of business of the Business, or
                       (iv) influence or attempt to influence any employee, representative or advisor of the Company to terminate their employment or relationship with the Company.

               11.1.2 The Purchaser shall be entitled to injunctive relief for the violation of any covenant of this Section 11 and shall have all other rights and remedies allowed by law to prevent further violations. The Purchaser may also seek damages resulting from any violation. Each of David and the Vendor has reviewed the scope, duration and geographical scope of the covenants made in this Section and agrees that it is reasonable and necessary to protect the Purchaser, its subsidiaries and its affiliates. However, the parties agree that if this Section is found to be unenforceable due to restrictions unreasonable in scope, duration or geographical area, then the appropriate court may reform this Section so that the restrictions in it are reasonable and enforceable.

         11.2  Name

               Each of David and the Vendor undertakes, as of the Closing Date, to cease using, and to cause any other corporation in which the Vendor may hold an interest, to cease using, directly or indirectly, alone or with any other expression, the corporate names of the Company and any other names, trade-mark or trade-name used or owned by the Company.

         11.3  Tax Returns

               The Company shall prepare or have prepared and shall file within the prescribed delays, at the cost of the Company, the tax returns of the Company for the fiscal year ended on the Closing Date. It is understood that the Vendor shall give the Purchaser and the Company access to all relevant information and shall collaborate with the Purchaser in connection with the preparation and filing of said tax returns.

12.      MISCELLANEOUS
         -------------

         12.1  Notices, Etc.

               Any notice, consent or other communication (a "NOTICE") given pursuant to or in connection with this Agreement shall be in writing in the English language and shall be sufficiently given to the Person to whom it is addressed if transmitted by facsimile, delivered in person or sent by prepaid registered mail to or for such Person at the address of such Person indicated below or at such other address as such Person shall have theretofore notified to the other party or parties hereto in accordance herewith. Any Notice so addressed and transmitted, delivered or mailed as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was so transmitted by facsimile or delivered (provided that if such day is not a Business Day, the Notice shall be deemed given or made on the Business Day following transmission or delivery) or five
               (5) Business Days following the date of mailing, as the case may be. Notwithstanding the foregoing, in case of strike, lock-out or other event, real or apprehended, which causes or would cause the interruption of the postal service, the Notice shall be delivered in person or transmitted by facsimile.

               To the Vendor:
               -------------
               David Mesri
               4105 Jean Brillant
               Montreal, Quebec H3T 1P2

               With a copy to:
               --------------
               Robinson, Sheppard & Shapiro
               Stock Exchange Tower
               800 Place Victoria, Suite 4700
               Montreal, Quebec H4Z 1H6

               Attention: Barry H. Shapiro

               To the Purchaser:
               ----------------
               David Kauer
               President and Chief Executive Officer
               Insilco Corporation
               425 Metro Place N., Fifth Floor
               Dublin, Ohio  43017

               With a copy to:
               ---------------
               Ogilvy Renault
               1981 McGill College Avenue
               Montreal, Quebec
               H3A 3C1

               Attention:  Renaud Coulombe

         12.2  Interpretation

               12.2.1 The article, section and paragraph headings contained herein are included for convenience of reference only, are not intended to be full or accurate descriptions of the content thereof and shall not affect or be utilized in the construction or interpretation of this Agreement.

               12.2.2 Words importing the singular include the plural and vice versa; and words importing gender include all genders.

               12.2.3 Unless otherwise specified, all references herein to articles, sections, paragraphs, Exhibits or Schedules shall be to articles, sections, paragraphs, Exhibits or Schedules of this Agreement.

               12.2.4 This Agreement shall in all respects be governed by and construed in accordance with the laws in force in the Province of Quebec, including all matters of construction, validity and performance.

               12.2.5 The parties hereto submit to the non-exclusive jurisdiction of the Courts of the Province of Quebec in determining matters arising hereunder.

         12.3  Time of the Essence

               Time shall be of the essence of this Agreement. The mere lapse of time for performing an obligation shall constitute the debtor of said obligation in default. Whenever any payment is to be made or any action is to be taken hereunder on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.

         12.4  Expenses

               Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its counsel, employees, agents and representatives, it being understood that, in the case of David and the Vendor, all such costs incurred prior to Closing, may be paid by the Company provided that the Company pays any such costs prior to Closing.

         12.5  Successors and Assigns

               This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder shall be assigned by any party without the prior consent of the other parties except that the Purchaser shall have the right to assign this Agreement and its rights and obligations hereunder to a Subsidiary thereof, without obtaining the consent of the Vendor.

         12.6  References to Disclosure Schedule

               Any matter declared in any numbered section of this Agreement to be set out, stated, described or reflected in the DISCLOSURE SCHEDULE shall be deemed to have been sufficiently disclosed to the parties hereto for all purposes of this Agreement if, in a section of the DISCLOSURE SCHEDULE bearing the same number, such matter has been fully and plainly described or there is a cross reference to another section of the DISCLOSURE SCHEDULE containing such full and plain description.

         12.7  Severability

               If any provision of this Agreement shall be held illegal, invalid or unenforceable by any competent court in any relevant jurisdiction, such illegality, invalidity or unenforceability shall attach only to such provision in such jurisdiction and such provision shall be severed herefrom and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

         12.8  Entire Agreement

               This Agreement and the Employment Agreement embody the entire agreement and understanding among the parties hereto and supersedes all prior agreements between such parties with respect to the subject matter hereof, including, without limitation, the letter of intent dated July 21, 1999 as accepted by the Vendor on July 26, 1999 with the exception, however, of the Confidentiality Agreement between David and the Purchaser which shall survive in accordance with its terms. Neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated otherwise than by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Any waiver of any term or condition or any breach of any covenant of this Agreement shall not operate as a waiver of any other such term or condition or breach, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         12.9  Counterparts

               This Agreement may be executed by the parties hereto in several counterparts, each of which when so executed and delivered shall be an original and all such counterparts shall together constitute one and the same instrument.

         12.10 Liability of Vendor

               David Mesri shall be solidarily and jointly and severally liable for the obligations of the Vendor (including the representations and warranties) set out in this Agreement or arising herefrom.

         12.11 Language

               The parties hereto confirm having requested that this Agreement and all notices or other communications relating thereto be drawn-up in the English language only. Les parties aux presentes confirment avoir requis que cette convention ainsi que tous les avis et autres communications s'y rapportant soient rediges en langue anglaise seulement.



         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first herein before written.

                                         /s/ David Mesri
                                         ---------------------------
                                         DAVID MESRI


                                         /s/ Nahid Salim
                                         ---------------------------
                                         NAHID SALIM


                                         INSILCO CORPORATION

                                         per:  /s/ Michael R. Elia
                                               ---------------------
                                               Michael R. Elia
                                               Senior Vice-President and
                                               Chief Financial Officer

                                         per:
                                               ---------------------